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                                      ISSUER TENDER OFFER STATEMENT - EXHIBIT 13


Agreement between Thermwood Corporation and David J. Hildenbrand
("Securityholder") concerning Securityholder's intentions with regard to his Company securities in the Exchange Offer.


                   Intentions Under Thermwood's Exchange Offer


Dear Sirs:

I am an officer of Thermwood Corporation. I do not intend to tender any shares of the common stock or options to purchase shares of common stock of Thermwood Corporation that I currently hold in exchange for debenture bonds under the exchange offer.

Sincerely,

/s/ David J. Hildenbrand